JENKINS CAPITAL MANAGEMENT

March 14, 2003

Robert Rudman
Chairman, Pres, CEO
SmarTire Systems, Inc.
150-13151 Vanier Place
Richmond, BC V6V 2, Canada

Dear Robert:

This letter will outline the terms by which Dunwoody Brokerage Services, Inc. C/O Jenkins Capital Management, LLC ("JCM") shall assist SmarTire Systems, Inc. ("SMTR") in the Private Placement/raising of capital in an amount up to $1.5MM with the potential for additional investments at (a) future time (s). At the request of SMTR, JCM will introduce SMTR to our client(s) who may have an interest in making an investment(s) in SMTR.

JCM shall act as a non-exclusive Placement Agent for a 90-day period beginning upon the date of execution of this Agreement; this shall be the Placement Period ("Placement Period"). Any potential investor who JCM introduces (via conference call, visit or other means) to SMTR or parties introduced to SMTR by any such potential investor (collectively referred to as "JCM Investors") shall be considered for purposes of this Agreement a protected investor of JCM whether or not such investor(s) participate in the offering(s) contemplated by this Letter of Agreement.

Upon successful completion of a Private Placement/Capital Raise with a JCM Investor, SMTR agrees to pay JCM a cash fee of 8.00% of the aggregate proposed investment. The transfer of any funds from a JCM investor to SMTR shall be in the form of a bifurcated wire. In addition JCM shall receive, a warrant to purchase at the Fair Market Value, 100,000 shares of common stock, exercisable at an exercise price equal to Fair Market Value. Fair Market Value shall equal the per share price paid by the Private Placement Investors in this offering. Warrants referenced herein shall have piggyback registration rights and a 5-Year term.

In the event that SMTR accepts an investment, during the 12-month period following the date hereof, from any of the JCM Investors, SMTR agrees to pay to JCM a fee as stated above, at the time of closing. No fee shall be payable to JCM if SMTR rejects any Private Placement offer and does not accept funds from a JCM Investor. However the receipt of any funds from a JCM Investor shall result in the payment of the aforementioned fees.

Please affirm your agreement by signing below.

2

SmarTire Systems Inc. understands and agrees with the payment requirements listed above.

By: /s/ Robert Rudman
Print Name: Robert Rudman
Title: President and CEO
Date: March 14, 2003

 Jenkins Capital Management, LLC
By: /s/ David Jenkins
Managing Partner
Date: March 17, 2003

 Dunwoody Brokerage Services, Inc.
By: /s/ Robert Hopkins
Robert Hopkins, President
Date: March 17, 2003

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PHONE: 9678) 731-0007 FAX: (678) 731-0006

SECURITIES OFFICER THROUGH DUNWOODY BROKERAGE SERVICES, INC.

A REGISTERED BROKER/DEALER, ATLANTA, GEORGIA, MEMBER NASD/SIPC